UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2023

OCCIDENTAL PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-9210 (Commission File Number)	95-4035997 (IRS Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas (Address of Principal Executive Offices)	77046 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.20 par value	OXY	New York Stock Exchange
Warrants to Purchase Common Stock, $0.20 par value	OXY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Term Loan Agreement

On December 28, 2023, Occidental Petroleum Corporation (“Occidental”) entered into a $4.7 billion Term Loan Agreement (the “Term Loan Agreement”) with Bank of America, N.A., as administrative agent, and certain financial institutions, as lenders, pursuant to which such lenders committed to provide, contingent on completion of the Acquisition (as defined below), (1) a 364-day senior unsecured term loan facility in an aggregate principal amount of $2.0 billion (the “364-Day Tranche”) and (2) a two-year senior unsecured term loan facility in an aggregate principal amount of $2.7 billion (the “2-Year Tranche” and, together with the 364-Day Tranche, the “Term Loan Facilities”). The proceeds of the Term Loan Facilities will be used by Occidental to pay all or a portion of the cash consideration for Occidental’s previously announced acquisition (the “Acquisition”) of CrownRock, L.P., a Delaware limited partnership (the “Target”), fund the refinancing of certain debt of the Target and pay related fees and expenses.

Loans under the Term Loan Facilities will bear interest, at the option of Occidental, at either Term SOFR (determined in accordance with the Term Loan Agreement) or the Alternate Base Rate (determined in accordance with the Term Loan Agreement), in each case plus a per annum applicable rate that fluctuates (1) in the case of the 364-Day Tranche, between 112.5 basis points and 225.0 basis points, in the case of loans priced at Term SOFR, and between 12.5 basis points and 125.0 basis points, in the case of loans priced at the Alternate Base Rate, and (2) in the case of the 2-Year Tranche, between 125.0 basis points and 237.5 basis points, in the case of loans priced at Term SOFR, and between 25.0 basis points and 137.5 basis points, in the case of loans priced at the Alternative Base Rate, in each case based upon the senior, unsecured, non-credit-enhanced, publicly-held, long-term debt ratings of Occidental by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, subject to certain provisions taking into account potential differences in ratings issued by the relevant ratings agencies or a lack of ratings issued by such ratings agencies (the “Ratings”). In addition, Occidental will pay a commitment fee on the average daily amount of undrawn commitments under the Term Loan Facilities, calculated at a per annum applicable rate that fluctuates between 12.5 basis points and 35.0 basis points based upon the Ratings then in effect, during the period from and including March 9, 2024 to but excluding the date on which the commitments under the Term Loan Facilities terminate (including upon the borrowing of the loans under the Term Loan Facilities).

The Term Loan Agreement contains certain customary covenants and events of default, including a customary negative pledge and a covenant that Occidental will maintain, as of the last day of each fiscal quarter, a ratio not in excess of 0.65 to 1.00 of Total Debt to Total Capitalization (as such terms are defined in the Term Loan Agreement). If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the Term Loan Agreement may be declared immediately due and payable.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is included under Item 1.01 “Entry into a Material Definitive Agreement” and that information is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1*	Term Loan Agreement, dated as of December 28, 2023, by and among Occidental Petroleum Corporation, the lenders party thereto and Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Exhibits and/or schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. Occidental agrees to furnish supplementally a copy of any omitted exhibit or schedule to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President, Corporate Secretary and Chief Compliance Officer

Date: December 28, 2023